Exhibit 10.1
October 12, 2021
Damien Schmitz
Via Email
Dear Damien,

Congratulations! On behalf of Groupon, Inc, I am pleased to inform you that you will be appointed to Interim Chief Financial Officer in Chicago, IL effective November 5, 2021 (“Effective Date”). This role reports directly to the Chief Executive Officer of Groupon, Inc.

Cash Stipend
In accordance with this change, for each month or partial month in which you serve as Interim Chief Financial Officer, you are eligible to receive, in addition to your base salary, a monthly stipend of $18,750, less withholdings and deductions, to be paid on the first pay period of the applicable month.
Restricted Share Units (“RSUs”)
Upon approval by the Compensation Committee of the Board of Directors or via delegated authority, Groupon, Inc. will award you a one-time grant of RSUs valued at $300,000 pursuant to the Groupon, Inc. 2011 Incentive Plan (“Plan”). The number of RSUs granted will be calculated using the average closing share price of a share of Groupon common stock from the month of your Effective Date. This RSU grant will vest 100% on August 15, 2022. Such vesting is contingent upon your continuous provision of material services to Groupon as of the vesting date. The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award.

One-Time Bonus
In addition, you are eligible to receive a one-time cash bonus in the amount of $162,500, less withholdings and deductions (“One-Time Bonus”), to be paid on your August 15, 2022 paycheck (the “Payment Date”), provided you are continuously and actively employed on the Payment Date.
If your employment terminates for any reason prior to the Payment Date, you will not receive or be entitled to One-Time Bonus.

Severance Benefits
In connection with this appointment and for solely as long as your title remains “Interim Chief Financial Officer,” you also will be eligible for the following severance benefits, consistent with Groupon’s Named Executive Officers, and your existing severance benefit agreement with Groupon Inc. dated October 12, 2021 (the “SBA”) is modified accordingly for such period.

In the event the Company terminates your employment at Groupon without Cause or you resign for Good Reason, you are entitled to twelve months of salary and twelve months of COBRA premiums as severance, and the portion of unvested equity (both under this agreement and all of your previously awarded PSUs and RSUs by the Company) scheduled to vest in the next twelve months after such event shall be accelerated. Notwithstanding the foregoing, you are not eligible for severance in the event that the Company does not appoint you permanent CFO (or you choose not to accept that role, if offered) but otherwise does not terminate your employment with the Company. In other words, in such circumstance it shall not be “Good Reason” that would trigger severance under your SBA if you are no longer Interim CFO and the monthly stipend and Interim Severance Benefits described herein are discontinued.

In the event of a Change of Control (as defined in the SBA) you will also be entitled to a prorated payout of your Annual Bonus Plan at Target, and all unvested equity (both under this agreement and all of your previously awarded PSUs and RSUs by the Company) shall be accelerated.

Any severance benefits provided to you shall be contingent on your execution of the Company’s standard form of separation agreement, including a full, general release of claims. For the purpose of clarity, you further acknowledge that the severance benefits described in this offer letter (the “Interim Severance Benefits”) modify your SBA only for the period of time that you serve as the Company’s Interim Chief Financial Officer. In the event that you no longer serve (for whatever reason) in the role of Interim Chief Financial Officer, the Interim Severance Benefits shall no longer apply, and your SBA (as unmodified by this offer letter), will continue in full force and effect. Further, except as expressly modified herein, the terms of the SBA remain in effect.

This is in consideration for your continued employment and adherence to the terms of the Employee Innovations and Proprietary Rights Assignment Agreement (“EIPRAA”) or Confidentiality, Intellectual Property and Restrictive Covenants Agreement (“CIPRA”), whichever document you signed at the time of hire or thereafter.

All other terms of your employment at Groupon, including your “at will” employment, remain unchanged. Groupon reserves the right to modify the terms of your compensation in the future.

Thank you very much for your contribution to Groupon. Please contact hr@groupon.com if you have any questions about the information above.
Please signify your acceptance of this offer by signing and returning this letter to Groupon.
Sincerely,

Aaron Cooper
Chief Executive Officer
Groupon, Inc.

Accepted and agreed:

/s/ Damien Schmitz___________________         10/12/2021_________________________
Damien Schmitz                Date